CCNRP
CC NATURAL RESOURCE PARTNERS

September 20, 2010

Chris Bunka
President & CEO
Lexaria Corp.
Suite 950, 1130 West Pender Street
Vancouver BC Canada V6E 4A4

Dear Mr. Bunka:

The purpose of this letter agreement (this "Agreement") is to set forth the terms under which CC Natural Resource Partners, LLC ("CCNRP") has the opportunity to earn compensation to be paid by Lexaria Corp., its subsidiaries and its affiliates (together, the "Company") upon the closing of a Transaction (defined below) with a person or entity referred to Company by CCNRP (each, a "Contact"). In accordance with this Agreement, CCNRP will act solely in a finder's capacity to the Company and assist the Company with respect to an introduction of a Contact related to their potential loan/investment with the Company (the "Transaction").

If the Company closes a Transaction with a Contact, the Company shall pay CCNRP at the time of closing of such Transaction a fee equal to 5.0% of the loan/investment associated with the Transaction from the Contact (the "Finder's Fee"). If the Contact also demands a fee as a condition of entering a Transaction, then in no event shall the Contact's Transaction fee plus the Finder's Fee together exceed 10% of the value of the Transaction. For a period of twenty-four (24) months following the date of termination of this Agreement (the "Tail Period"), the Company shall pay CCNRP all fees provided for herein with respect to any Contact introduced by CCNRP to the Company who participates in a Transaction during the Tail Period.

The Company understands and agrees that (a) CCNRP is providing services purely in a finder's capacity and (b) CCNRP is an independent contractor and not an agent of the Company for any purpose whatsoever. Nothing in this Agreement shall be deemed to create a joint venture, a relationship of employer/employee, or any agency or partnership between the Company and CCNRP.

The Company also understands and agrees that the only function of CCNRP is to introduce the Contact to the Company, as contemplated above, and in no event shall CCNRP engage, or be required to engage, in any negotiations, structuring, discussions or "due diligence" investigations for, or represent or make any evaluations or recommendations to, any person or entity, including, without limitation, the Company or a Contact.

The Company further understands and agrees that this Agreement is not intended for the buying, selling or trading of securities or the offering of counsel or advice with respect to any such activities, but relates solely to compensation for the services set forth above.

CCNRP disclaims any responsibility for accurately describing or recommending any transaction in which a Contact may engage. CCNRP's obligation with respect to any transaction is solely as described herein, and the Company agrees that it shall not make any representation that CCNRP endorses or sponsors the Company or its securities, has performed any due diligence with respect to the Company or has participated in any way in pricing the securities or structuring any transaction. The Company agrees that no reference to CCNRP will be made in any press release or advertisement of any transaction with a Contact or otherwise without the express prior approval, in writing, of such release or advertisement by CCNRP. The Company shall indemnify and hold CCNRP and its members, managers, principals, affiliates, employees, agents, and shareholders harmless from and against any and all claims made against any of them arising out of or related to the Company's breach of this Agreement.

5950 Berkshire Lane Suite 1401 Dallas, TX 75225 Phone: 214.269.1035 Fax: 214.666.9993

There is no agreement other than this Agreement under which Company has an obligation to pay CCNRP anything.

This Agreement is mutually non-exclusive and it is understood that each party to this Agreement will pursue similar Transacations with other non-related parties.

Other than in respect of a Transaction closed by Company before September 20, 2011 ("Termination Date"), this Agreement terminates on the Termination Date.

If the Company is in agreement with these terms, please indicate so by signing and dating this Agreement and returning a copy via facsimile (214-666-9993). In addition, please mail the original executed version of this Agreement to the following address:

Michael Chiste
5950 Berkshire Lane
Suite 1401
Dallas, TX 75225

Very Truly Yours,

Michael Chiste

Acknowledged, Accepted, and Agreed to:

LEXARIA CORP.

Signed:
By: Chris Bunka
Its: CEO
Date: October 21, 2010